Exhibit 99.1

Nephros and Bellco S.r.l. Announce License Agreement for Mid-Dilution Dialysis Products

RIVER EDGE, N.J. and MIRANDOLA, ITALY, June 27, 2011 /PRNewswire/ — Nephros, Inc. (OTC Bulletin Board:NEPH.OB - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, and Bellco S.r.l., an Italy-based supplier of hemodialysis and intensive care products, today announced that on June 27, 2011 they entered into a license agreement.  That agreement, which is effective July 1, 2011, grants Bellco exclusive rights to market Nephros’ patented mid-dilution dialysis filters (MD 190, MD 220) in Canada and certain European countries.

“Bellco is currently Nephros’ distribution partner in several European countries and has been a strong supporter of the mid-dilution product,” said Dr. Paul Mieyal, acting CEO of Nephros. “Nephros is proud to broaden its relationship with Bellco while generating near-term capital to support sales efforts for our DSU product line and our efforts to obtain FDA approval of our hemodiafiltration system in the United States.  We believe this license agreement will allow Bellco to leverage its sales and marketing expertise to increase sales of the mid-dilution technology in the licensed territories.”

“We are excited to solidify our relationship with Nephros through this agreement,” said Stefano Rimondi, CEO of Bellco. “The mid-dilution dialyzer is an important product for patients with end-stage renal disease, and Bellco looks forward to the opportunity to manufacture and market this innovative product under its own label. This license agreement will contribute to enhance Bellco’s consolidation and growth strategies in the licensed territories. Furthermore, it confirms Bellco as the company offering the widest choice of hemodiafiltration (HDF) therapies in the world.”

Summary of Terms

Under the terms of the agreement, Nephros will provide an exclusive license to Bellco for its mid-dilution technology for Canada, Italy, France, Spain, and Belgium for the period July 1, 2011 to December 31, 2016.  Bellco will also receive certain additional non-exclusive distribution rights during the license period in the United Kingdom and Greece and, upon Bellco’s request, elsewhere in Europe where Nephros is not then selling the mid-dilution technology, and, upon Bellco’s request and Nephros’ approval, in other markets. In exchange for the license, Bellco will pay to Nephros €1.85 million (approximately $2.6 million) in three installments:

July 01, 2011	€500,000
January 15, 2012	€750,000
January 15, 2013	€600,000

In addition, for the period January 1, 2015 until December 31, 2016, Bellco will pay to Nephros a royalty of €4.50 per unit up to 103,000 units and €4.00 per unit above 103,000 units sold per year.

About Bellco S.r.l.

In all the European and target markets, that stand out for high therapeutic standards, Bellco S.r.l., headquartered in Mirandola (Modena-Italy), is a leader in the field of advanced therapies and an important supplier of all hemodialysis and intensive care products. Bellco focuses on satisfying the needs of patients and experts through innovation, research and the development of advanced Nephrology, Intensive Care and Cardiology therapies. In all these fields, Bellco considers the personalisation of therapies to be the only way to approach the future. Bellco solutions are extensively marketed in Italy and directly through company branches in France, Spain, Belgium and Canada. In the rest of the world, Bellco products are marketed through distributors with elevated experience in the reference sectors.

For more information about Bellco, please visit the company’s website at www.bellco.net.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (HDF) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros's DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit the company's website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) realize the benefit of any strategic relationship, including the license agreement with Bellco, (ii) to continue as a going concern; (iii) to obtain additional funding when needed or on favorable terms; (iv) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (v) to have its technologies and products accepted in current or future target markets; (vi) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC. Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.